UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Optical Cable Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

February 22, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Optical Cable Corporation (the “Company”), to be held on March 25, 2008, at 10:00 a.m. local time at the Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia.

You are being asked to do the following:

(1)	elect the Company’s board of directors from the slate of directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders; and

(2)	ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company.

We also will be pleased to report on the affairs of the Company.

Whether or not you are able to attend, it is important that your shares be represented and voted at this meeting. Accordingly, please complete, sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience. Your prompt response would be greatly appreciated.

Sincerely,

/s/ Neil D. Wilkin, Jr.
Neil D. Wilkin, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting, please complete, sign and return promptly the enclosed proxy in the envelope provided to ensure that your vote will be counted. You may vote in person if you so desire even if you have previously sent in your proxy.

OPTICAL CABLE CORPORATION

Notice of Annual Meeting of Shareholders

March 25, 2008

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Optical Cable Corporation, a Virginia corporation (the “Company”), is scheduled to be held on March 25, 2008 at 10:00 a.m. local time at the Hotel Roanoke & Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia for the following purposes:

1.	to elect five directors from the slate of directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company; and

3.	to transact such other business as may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on January 31, 2008, are entitled to notice of and to vote at the annual meeting and any adjournment thereof. All shareholders are cordially invited to attend the annual meeting in person. However, to assure your representation at the meeting, you are urged to complete, sign and date the enclosed form of proxy and return it promptly in the envelope provided. Shareholders attending the meeting may revoke their proxy and vote in person.

FOR THE BOARD OF DIRECTORS

/s/ Tracy G. Smith
Tracy G. Smith
Secretary

Roanoke, Virginia

February 22, 2008

OPTICAL CABLE CORPORATION

5290 CONCOURSE DRIVE

ROANOKE, VIRGINIA 24019

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

MARCH 25, 2008

Proxy Solicitation

This proxy statement is furnished to the holders of common shares, no par value (“Common Shares”), of Optical Cable Corporation, a Virginia corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (sometimes referred to herein as the “Board” or the “Board of Directors”) of proxies for use at the annual meeting of shareholders to be held on Tuesday, March 25, 2008, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will properly come before the annual meeting.

Proxies for use at the annual meeting are being solicited by and on behalf of the Board of Directors of the Company. These proxy solicitation materials are first being mailed on or about February 22, 2008 to all shareholders entitled to vote at the annual meeting. Proxies will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the shares and will reimburse them for their reasonable out-of-pocket expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the annual meeting, solicitations may be made by mail or by telephone, facsimile, e-mail, or personal interviews by Directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. All expenses incurred in connection with this solicitation will be borne by the Company.

Revocability and Voting of Proxy

A form of proxy for use at the annual meeting and a return envelope for the proxy are enclosed. A shareholder may revoke the authority granted by his or her execution of a proxy at any time before the effective exercise of such proxy by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the annual meeting. The Company’s Common Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the shares represented thereby will be voted FOR the five directors nominated in accordance with the Company’s bylaws to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, FOR the ratification of KPMG LLP as the independent registered public accounting firm for the Company, and in accordance with the best judgment of the Board of Directors on any other matters which may properly come before the annual meeting.

Record Date and Voting Rights

Only shareholders of record at the close of business on January 31, 2008 (the “record date”) are entitled to notice of and to vote at the annual meeting. As of the record date, 6,083,939 Common Shares were issued and outstanding. Each Common Share is entitled to one vote on all matters that may properly come before the annual meeting.

A majority of votes entitled to be cast on a particular matter, represented in person or by proxy, constitutes a quorum for purposes of the annual meeting. Once a Common Share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is set for the adjournment. Abstentions will be counted in determining the existence of a quorum, but Common Shares held by a broker, as nominee, and not voted on any matter will not be counted for such purpose.

The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the votes cast in the election of Directors. All other matters to come before the annual meeting require the approval of the holders of a majority of the votes cast at the annual meeting. For this purpose, abstentions and broker non-votes will be deemed shares not voted on such matters, will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for the approval of such matters.

Votes at the annual meeting will be tabulated by “Inspectors of Election” appointed by the Company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board, currently comprised of six members, has nominated five persons for election as Directors. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the next annual meeting and until their successors are elected and qualified. Each person named below is now a Director of the Company. In the event any of the nominees are unable to serve as a Director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur as a result of a nominee being unable to serve. Mr. Huybrechts, who currently serves on the Board of Directors, will be retiring from the Company effective March 1, 2008. Mr. Huybrechts will complete his current term on the Board of Directors and serve through the Annual Meeting of Shareholders on March 25, 2008. Following the expiration of his term, the number of Directors on the Board will be reduced to five in accordance with the Company’s bylaws.

The names of the nominees and certain other information about the nominees are set forth below:

Nominee	Age	Director Since	Office Held with Company
Neil D. Wilkin, Jr.	44	2001	Chairman of the Board of Directors, President and Chief Executive Officer

Randall H. Frazier	56	1996	Director

John M. Holland	62	1996	Director

Craig H. Weber	48	2002	Director

John B. Williamson, III	53	2004	Director

Mr. Wilkin is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. He was named Chairman of the Board and Chief Executive Officer in September 2003, in addition to his previously held positions as President and as a member of the Board of Directors. Mr. Wilkin was first elected a Director and was named Chief Financial Officer and Senior Vice President of the Company in September 2001. In December 2001, Mr. Wilkin became Acting-President in addition to his role as Chief Financial Officer, and on April 11, 2002 he was named President by the Board of Directors. Prior to joining the Company, Mr. Wilkin served as Senior Vice President, Chief Financial Officer and

Treasurer of homebytes.com, incorporated (“Homebytes”), a nationally licensed real estate brokerage company. Mr. Wilkin joined Homebytes in January 2000. He also was Senior Vice President and Chief Financial Officer of Owners.com, Inc., a subsidiary of Homebytes. Mr. Wilkin previously practiced law for over 5 years concentrating on mergers and acquisitions, corporate finance, and general corporate matters. He worked at two law firms: McGuireWoods LLP in Richmond, Virginia and Kirkland & Ellis in Washington, D.C. A CPA since 1986, Mr. Wilkin practiced with Coopers & Lybrand (a predecessor to PricewaterhouseCoopers) before returning to graduate business school and law school. Mr. Wilkin earned his MBA from the Darden School at the University of Virginia, is a graduate of the University of Virginia School of Law, and received his undergraduate degree from McIntire School of Commerce at the University of Virginia.

Mr. Frazier was elected a Director of the Company in April 1996. Mr. Frazier is currently President and Chief Executive Officer of R. Frazier, Inc., 1st Choice Financial, Inc. and 1st Manufacturers Computer Outlet, together a consortium of privately held companies that sell, service and finance electronic products to the home user market. Mr. Frazier founded R. Frazier, Inc. in 1988. Mr. Frazier was self-employed in various chemical and engineering businesses prior to the founding of R. Frazier, Inc. Mr. Frazier earned a bachelors degree in chemistry from Virginia Military Institute.

Mr. Holland was elected a Director of the Company in April 1996. Mr. Holland is President of Cybermotion, Inc., a company he co-founded in 1984, and is a Principal of Holland Technical Services, a software and automation consulting firm specializing in the manufacturing industry that he founded in 2002. Mr. Holland’s previous experience includes being employed by the Electro-Optics Product Division of ITT where he was responsible for the design of the earliest fiber optic systems and the development of automated manufacturing systems for optical fiber. Mr. Holland holds numerous patents in fiber optics and robotics and is the author of three books. His most recent book, Designing Autonomous Mobile Robots – Inside the Mind of an Intelligent Machine, was published in 2003.

Mr. Weber was elected a Director of the Company in February 2002. Mr. Weber currently is Managing Partner of Hollymeade Group, LLC, a real estate investment firm that he founded in November 2003 and President of Hollymeade Land Services, LLC, an excavation company that he founded in January 2005. Previously, Mr. Weber was employed by Whitlock eBusiness Solutions, a business and technology consulting firm based in Richmond, Virginia, as President from July 2001 until February 2003 and as Chief Executive Officer from February 2003 until November 2003. Prior to joining Whitlock eBusiness Solutions, Mr. Weber was employed by homebytes.com, incorporated (“Homebytes”), a nationally licensed real estate brokerage company from August 1999 until May 2001. He served on the board of directors and in various executive officer capacities at Homebytes, including Executive Vice President and Chief Operating Officer. From 1997 to 1999, Mr. Weber was Vice President of Business Development and Chief Legal and Administrative Officer at Walco International, Inc. a national distributor of pharmaceuticals and other products used in the commercial production of food animals headquartered in Dallas/Ft. Worth, Texas. Prior to that, Mr. Weber practiced law for over 12 years concentrating on corporate finance, mergers and acquisitions and general corporate matters. He worked at two law firms: McGuireWoods LLP in Richmond, Virginia, where he was a partner, and Sullivan & Cromwell in New York, New York. Mr. Weber earned his MBA from the College of William and Mary, his law degree from the University of Virginia and his undergraduate degree from Cornell University.

Mr. Williamson was elected a Director of the Company in July 2004. Mr. Williamson is President, Chief Executive Officer and Chairman of the Board of RGC Resources, Inc. (Nasdaq GM: RGCO) located in Roanoke, Virginia. RGC provides natural gas sales and services in western Virginia. Mr. Williamson joined the predecessor to RGC Resources in 1992 and has served in a number of leadership capacities with that company, including Vice President of Rates and Finance, before becoming Chief Executive Officer and President in 1999, and later being named Chairman. Mr. Williamson serves on the board of directors of Botetourt Bankshares, Inc., and Synchrony, Inc. He also serves on the boards of directors of a number of community businesses and charitable organizations. Mr. Williamson earned his MBA from the College of William and Mary and received his undergraduate degree from Virginia Commonwealth University.

Code of Ethics

The Board adopted a Code of Business Conduct and Ethics on February 10, 2004, that applies to each of the Company’s directors, officers and employees. A copy of the Code of Business Conduct and Ethics is attached as Exhibit A to this Proxy Statement and can be found on the Company’s web site at www.occfiber.com. The Code of Business Conduct and Ethics sets forth the Company’s policies and expectations on a number of topics, including: Compliance with Laws, Rules and Regulations; Conflicts of Interest; Insider Trading; Corporate Opportunities; Competition and Fair Dealing; Discrimination and Harassment; Health and Safety; Record-Keeping; Confidentiality; Protection and Proper Use of Company Assets; Prohibitions Against Payments to Government Personnel; Waivers of the Code of Business Conduct of Ethics; Amendments; Reporting any Illegal or Unethical Behavior; and Compliance Procedures.

The Audit Committee of the Board of Directors of the Company (“Audit Committee”) reviews the Code of Business Conduct and Ethics on an as needed basis, and proposes changes or amendments to the Code of Business Conduct and Ethics as appropriate. Changes or amendments proposed by the Audit Committee are submitted to the Board for review and approval.

The Board also adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers on February 10, 2004 which was amended on January 28, 2006, and which applies to the President and Chief Executive Officer, the Chief Financial Officer, the Controller and the Director of Finance. The Code of Ethics for Chief Executive Officer and Senior Financial Officers, as amended, is attached as Exhibit B to this Proxy Statement and can be found on the Company’s web site at www.occfiber.com. Under the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Chief Executive Officer and senior financial officers have agreed to abide by principles governing their professional and ethical conduct.

The Audit Committee reviews the Code of Ethics for Chief Executive Officer and Senior Financial Officers on an as needed basis, and proposes changes or amendments to the Code of Ethics for Chief Executive Officer and Senior Financial Officers as appropriate. Changes or amendments proposed by the Audit Committee are submitted to the Board for review and approval.

Adoption of Equity Ownership and Retention Policy for Non-employee Directors

On February 14, 2006, the Board of Directors adopted an Equity Ownership and Retention Policy for Non-employee Directors. The policy is applicable to all non-employee members of the Company’s Board. This policy requires each non-employee member of the Board to accumulate over a set period and retain, a minimum value of the Company’s Common Shares, and also to retain minimum percentages of the Company’s Common Shares awarded to them under any non-employee directors stock plan. The intention of this policy is to ensure non-employee members of the Board have wealth at risk in the Company’s Common Shares, further aligning the interests of the Board with those of the shareholders. A copy of the Equity Ownership and Retention Policy for Non-employee Directors can be found on the Company’s web site at www.occfiber.com.

Meetings of the Board of Directors and Committees

The Board of Directors held a total of seven meetings during the Company’s fiscal year ended October 31, 2007. Each Director attended in person or telephonically at least 75% of the meetings held by the Board of Directors and all committees thereof on which each Director served or, in the event that membership was for a partial year, at least 75% of the meetings occurring during the period of membership. It is the policy of the Company that every Director attend annual meetings of shareholders. All of the Directors of the Company attended the last annual meeting of shareholders. The Board of Directors has determined that each of Messrs. Frazier, Holland, Weber and Williamson qualify as independent directors in accordance with the listing standards and rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

Shareholders may send communications to the Board of Directors by mailing the same addressed to Board of Directors (or addressed to a specific individual director), Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019.

The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee.

The Audit Committee is comprised of Messrs. Frazier, Weber and Williamson. Messrs. Frazier, Weber and Williamson are all considered independent under the listing standards of Nasdaq and the SEC’s audit committee independence standards. Each of Messrs. Frazier, Weber and Williamson are financially sophisticated. Mr. Williamson qualifies as an Audit Committee Financial Expert, as such term is defined under Item 401(h) of Regulation S-K, and has been designated the committee’s financial expert. He is also the Audit Committee Chairman. The Audit Committee met seven times during the fiscal year.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit C and is on the Company’s web site at www.occfiber.com. The Audit Committee selects, subject to shareholders’ ratification, the independent registered public accounting firm of the Company, discusses and reviews the scope and the fees of the prospective annual audit, reviews the results of the annual audit with the Company’s independent registered public accounting firm, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves transactions, if any, with affiliated parties.

The Compensation Committee is comprised of Messrs. Frazier and Mr. Weber. The Compensation Committee met three times during the fiscal year. The Compensation Committee and Board of Directors, as appropriate, administered the Optical Cable Corporation 1996 Stock Incentive Plan (until its termination in accordance with the terms of the plan document on the tenth anniversary of its effective date of March 1, 1996) (the “1996 Stock Incentive Plan”), and administer the Optical Cable Corporation 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). Since December 2001, the Compensation Committee has consisted of only non-employee Directors. Mr. Weber is the Compensation Committee Chairman.

The Compensation Committee: (i) reviews and approves all compensation for the President and Chief Executive Officer; (ii) reviews and approves the President and Chief Executive Officer’s employment agreement, if any; (iii) reviews recommendations made by the President and Chief Executive Officer with respect to compensation for all executive officers other than the President and Chief Executive Officer; (iv) reviews recommendations made by the President and Chief Executive Officer with respect to employment agreements, if any, for all executive officers other than the President and Chief Executive Officer; (v) reviews recommendations made by the President and Chief Executive Officer with respect to, and approves and administers, the criteria used for determining annual management incentive compensation, if any, for officers and managers of the Company; (vi) establishes the individual goals for the President and Chief Executive Officer to be used for determining annual management incentive compensation; and (vii) carries out related responsibilities required by the rules of the U.S. Securities and Exchange Commission. The Company’s 2005 Stock Incentive Plan and any subsequently adopted stock incentive plan is or will be administered by the Compensation Committee or the full Board of Directors, as appropriate.

The Company does not have a nominating committee because the Company has determined that since it has a small number of Directors, a nominating committee is not necessary. Any contemplation of a new director would be discussed with the entire Board of Directors. Following any discussion with the entire Board of Directors, the Company’s independent directors, Messrs. Frazier, Holland, Weber and Williamson would determine and vote as to whether the individual named will be nominated to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ON THE ENCLOSED PROXY.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected, subject to ratification by the shareholders, the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008. Although action by the shareholders in this matter is not required, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment. In the event the shareholders do not ratify the selection of KPMG LLP, the selection of another independent registered public accounting firm will be considered by the Audit Committee.

A representative of KPMG LLP is expected to attend the annual meeting of shareholders. The representative will have the opportunity to make a statement, if he so desires, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

BENEFICIAL OWNERSHIP OF SECURITIES

Except as noted below, the following table sets forth information as of January 31, 2008, regarding the beneficial ownership of the Company’s Common Shares of (i) each person known to the Company to be the beneficial owner, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Shares, (ii) each director and nominee of the Company, (iii) each current executive officer of the Company named in the Summary Compensation Table (see “Executive Compensation”) and (iv) all executive officers and Directors and nominees of the Company as a group. Unless otherwise indicated, the address of each named beneficial owner is c/o Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019. Except to the extent indicated in the footnotes, each of the beneficial owners named below has sole voting and investment power with respect to the shares listed.

Name and Address	No. of Shares		Percent of Class
Neil D. Wilkin, Jr.	281,250	(1)	4.62%
Luke J. Huybrechts	102,915	(2)	1.69%
Tracy G. Smith	76,407	(3)	1.26%
Randall H. Frazier	9,732	(4)	*
John M. Holland	9,732	(5)	*
Craig H. Weber	44,957	(6)	*
John B. Williamson, III	15,753	(7)	*
FMR Corp.	601,700	(8)	9.89%
Dimensional Fund Advisors LP	333,952	(9)	5.49%
Royce & Associates, LLC	401,852	(10)	6.61%
All Directors and executive officers as a group (7 persons)	540,746		8.89%

*	Less than 1%

(1)

Includes 31,250 shares that Mr. Wilkin may acquire within 60 days of the date hereof through the exercise of stock options granted pursuant to the 1996 Stock Incentive Plan. Also includes 44,924 shares of restricted stock granted on April 2, 2007 and 57,500 shares of restricted stock granted on January 28, 2006 pursuant to the 2005 Stock Incentive Plan, and 45,000 shares of restricted stock granted on December 17, 2004, portions of which are still subject to forfeiture. Also includes 28,500 shares of restricted stock granted on December 30, 2003 pursuant to the 1996 Stock Incentive Plan, which are fully vested. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Mr. Wilkin owns an additional 46,250 common shares which he has purchased in open-market transactions at various times and 27,826 common shares which he acquired upon exercise of warrants, purchased by Mr. Wilkin from third parties in arms length transactions. Of the shares owned by Mr. Wilkin, 72,950 common shares are held jointly with his wife, who shares voting and investment power as to those shares. Mr. Wilkin disclaims beneficial ownership of 460 shares held by his minor children and which are excluded from the number of shares set forth above. In October 2007, and in connection with the exercise of certain warrants, Mr. Wilkin entered into a loan agreement and pledged 137,901 shares as security for the loan.

(2)	Includes 15,625 shares that Mr. Huybrechts may acquire within 60 days of the date hereof through the exercise of stock options granted pursuant to the 1996 Stock Incentive Plan, and 3,750 shares that Barbara Huybrechts, his wife, may acquire within 60 days of the date hereof through the exercise of options granted pursuant to the 1996 Stock Incentive Plan. Also includes 23,416 shares of restricted stock (23,896 granted on April 2, 2007 pursuant to the 2005 Stock Incentive Plan, net of 480 shares surrendered for taxes); 23,042 shares of restricted stock (34,500 shares granted on January 28, 2006 pursuant to the 2005 Stock Incentive Plan, net of 2,208 shares surrendered for taxes and 9,250 shares forfeited); 19,327 shares of restricted stock (21,000 shares granted on December 17, 2004 pursuant to the 1996 Stock Incentive Plan, net of 1,673 shares surrendered for taxes); and 17,505 shares of restricted stock (20,000 shares granted on December 30, 2003 pursuant to the 1996 Stock Incentive Plan, net of 2,495 shares surrendered for taxes). Portions of each restricted share grant, except for the December 30, 2003 grant which is fully vested, are still subject to forfeiture. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Mr. Huybrechts owns 250 Common Shares jointly with his wife, who shares voting and investment power as to those shares.

(3)	Includes 5,000 shares that Ms. Smith may acquire within 60 days of the date hereof through the exercise of stock options granted pursuant to the 1996 Stock Incentive Plan. Also includes 16,749 shares of restricted stock (18,161 shares granted on April 2, 2007 pursuant to the 2005 Stock Incentive Plan, net of 1,412 shares surrendered for taxes); 21,088 shares of restricted stock (22,500 shares granted on January 28, 2006 pursuant to the 2005 Stock Incentive Plan, net of 1,412 shares surrendered for taxes); 17,393 shares of restricted stock (18,500 shares granted on December 17, 2004 pursuant to the 1996 Stock Incentive Plan, net of 1,107 shares surrendered for taxes); and 12,927 shares of restricted stock (14,500 shares granted on December 30, 2003 pursuant to the 1996 Stock Incentive Plan, net of 1,573 shares surrendered for taxes). Portions of each restricted share grant, except for the December 30, 2003 grant which is fully vested, are still subject to forfeiture. See the “Executive Officer Compensation” section of this proxy statement for a description of vesting criteria of these restricted share awards. Ms. Smith acquired 2,500 Common Shares upon exercise of warrants, purchased by Ms. Smith from third parties in arms length transactions. Ms. Smith owns 3,250 Common Shares jointly with her husband, who shares voting and investment power as to those shares.

(4)	Includes 1,041 shares that Mr. Frazier may acquire through the exercise of stock options within 60 days of the date hereof.

(5)	Includes 1,041 shares that Mr. Holland may acquire through the exercise of stock options within 60 days of the date hereof.

(6)	Includes 1,041 shares that Mr. Weber may acquire through the exercise of stock options within 60 days of the date hereof. Mr. Weber owns 27,725 Common Shares which he has purchased in open-market transactions at various times and 7,500 Common Shares which he acquired upon exercise of warrants, purchased by Mr. Weber from third parties in arms length transactions.

(7)	Mr. Williamson owns 7,062 Common Shares jointly with his wife, who shares voting and investment power as to those shares. Of the 7,062 Common Shares, Mr. Williamson acquired 5,000 upon exercise of warrants, purchased by Mr. Williamson in a private transaction.

(8)	FMR Corp.’s address is 82 Devonshire Street, Boston, MA 02109. Share ownership information reflected in the table is as of June 30, 2006 and is based on the Form SC 13G/A filed by FMR Corp. with the SEC on July 10, 2006.

(9)	Dimensional Fund Advisors LP’s address is 1299 Ocean Avenue, Santa Monica, CA 90401. Common Share ownership information reflected in the table is as of December 31, 2007 and is based on the Form SC 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 6, 2008.

(10)	Royce & Associates, LLC’s address is 1414 Avenue of the Americas, New York, NY 10019. Common Share ownership information reflected in the table is as of December 31, 2007 and is based on the Form SC 13G/A filed by Royce & Associates, LLC with the SEC on January 29, 2008.

EXECUTIVE OFFICERS

The current executive officers of the Company are: Neil D. Wilkin, Jr., Chairman of the Board, President and Chief Executive Officer; Luke J. Huybrechts, Senior Vice President of Operations and Tracy G. Smith, Vice President and Chief Financial Officer. Please see the “Election of Directors” section of this proxy statement for certain information concerning Mr. Wilkin.

Mr. Huybrechts, age 63, was named Senior Vice President of Operations on May 24, 2004. Prior to May 24, 2004, and since joining the Company in 1986, Mr. Huybrechts was Senior Vice President of Sales. Mr. Huybrechts was elected a Director of the Company in August 1995. Prior to joining the Company, Mr. Huybrechts worked at ITT’s Electro-Optical Products Division for 10 years in marketing, sales and research and development in fiber optic communications. Mr. Huybrechts served on the Board of Directors of Cybermotion, Inc. from 1998 until December 2006. Mr. Huybrechts holds bachelors and masters degrees in electrical engineering from Carnegie Mellon University.

Tracy G. Smith, age 40, became the Vice President and Chief Financial Officer on September 16, 2003. Prior to becoming Vice President and Chief Financial Officer, Ms. Smith served as the Company’s Controller from May 1, 2002 through September 15, 2003. Ms. Smith was named Secretary of the Company effective June 22, 2004. Prior to joining the Company, Ms. Smith was the Corporate Controller for RBX Corporation. Ms. Smith is a CPA and has over 12 years of experience in public accounting with KPMG LLP. Ms. Smith left KPMG LLP in December of 2001. Ms. Smith holds a bachelors of science degree in business with a major in accounting from Virginia Polytechnic Institute and State University.

There are no family relationships among the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Company believes that compensation is an integral component of its overall business and human resource strategies. The Company strives to promote the hiring and retention of personnel necessary to execute the Company’s business strategies and achieve its business objectives. The Company also believes it is important that compensation be strategy-focused, competitive, and recognize and reward individual and group contributions and results. Therefore, the Company’s compensation is designed to promote an alignment of the interests of employees with the interests of the shareholders by having a meaningful portion of compensation based on financial results and actions that will generate future shareholder value. The Company also believes it is important that its compensation is administered consistently and fairly to promote equal opportunities for all of its employees.

The Company compensates senior management through a mix of base salary, short-term incentives and long-term equity compensation designed to be competitive with comparable employers and to align management’s incentives with the accomplishment of the Company’s annual objectives and with the long-term interests of the Company’s shareholders.

Compensation Committee Responsibilities

The responsibilities of the Compensation Committee of the Board of Directors include, among other things: (i) review and approval of all compensation for the President and Chief Executive Officer; (ii) review and approval of the President and Chief Executive Officer’s employment agreement, if any; (iii) establishment of the goals for the President and Chief Executive Officer as the basis for any incentive compensation; (iv) review of recommendations made by the President and Chief Executive Officer with respect to compensation for all executive officers and senior management personnel other than the President and Chief Executive Officer; (v) review of recommendations made by the President and Chief Executive Officer with respect to employment agreements, if any, for all executive officers and senior management personnel other than the President and Chief Executive Officer; (vi) review of recommendations made by the President and Chief Executive Officer with respect to, and approval and administration of, management incentive compensation, if any, for executive officers and senior management personnel of the Company other than the President and Chief Executive Officer; and (vii) carrying out related responsibilities required by the rules of the U.S. Securities and Exchange Commission. The Company’s 1996 Stock Incentive Plan, its 2005 Stock Incentive Plan, and any subsequently adopted employee stock incentive plan will be administered by the Board of Directors and the Compensation Committee of the Board of Directors, as appropriate.

The Compensation Committee of the Board of Directors currently is composed of non-employee directors. The current members of the Compensation Committee are Messrs. Frazier and Weber. Mr. Weber is Chairman of the Compensation Committee.

Criteria for Compensation Levels

The Company has always sought to attract and retain qualified executives and employees able to positively contribute to the success of the Company for the benefit of its various stakeholders, the most important of which is its shareholders, but also including its customers, its employees, and the communities in which the Company operates.

The Compensation Committee (in establishing compensation levels for the President and Chief Executive Officer) and the Company (in establishing compensation levels for other senior management personnel) considers many factors, including, but not limited to, (i) the individual’s abilities and executed performance that results in: the advancement of corporate goals of the Company, execution of the Company’s business strategies, contributions to positive financial results, and contributions to the development of the management team and other employees; and (ii) compensation levels for similar positions at companies with similar business responsibilities and complexities.

An Executive Officer or senior employee must demonstrate his or her ability to deliver results in his or her areas of responsibility, which can include, among other things: business development with new and existing customers, development of new products, efficient management of operations and systems, implementation of appropriate changes and improvements to operations and systems, personnel management, financial management, and strategic decision making.

The Compensation Committee designs the incentive compensation for the President and Chief Executive Officer to reward company-wide performance through tying awards primarily to earnings growth, net sales growth, long-term shareholder value creation, and certain other criteria. The President and Chief Executive Officer designs for other senior management personnel, and the Compensation Committee reviews, the incentive compensation to reward company-wide performance, the achievement of specific goals within areas under the control of the relevant member of management, long-term shareholder value creation, and certain other criteria.

Targeted Overall Compensation

To assist the Compensation Committee in establishing “targeted overall compensation” – i.e., the aggregate level of compensation that the Company will pay if performance goals are fully met – by position, in December of 2006 the Company engaged the Employer Solutions Group of Wachovia Bank, N.A. (“Wachovia”) to perform a study of the compensation of senior management personnel at the Company and at comparable companies.

The Wachovia compensation study compiled compensation data of other companies by management position from (i) fourteen publicly traded companies (“proxy compensation data”), and (ii) published survey sources of compensation data for manufacturing companies (substantially non-public companies) with net sales of less than $100 million per year (the “published survey compensation data”). Wachovia used a total of eleven published survey sources when compiling the published survey compensation data, with the number of sources used for each position of the Company varying based on the positions covered by the individual published surveys.

The following fourteen companies are the publicly traded companies used to compile the proxy compensation data for the Wachovia compensation study. The fourteen companies include: cable companies, optical fiber companies, and smaller public companies located in close geographic proximity to the Company:

Andrew Corporation	Bassett Furniture Industries
Belden CDT	Commscope Inc.
Corning Incorporation	Encore Wire Corp.
General Cable Corp.	Hooker Furniture Corporation
Oplink Communications, Inc.	RGC Resources
Stanley Furniture	Stratos International
Superior Essex	Verilink

The proxy compensation data gathered for the fourteen companies was limited to the positions for which compensation information is disclosed publicly. This correlates to the following positions at the Company: President and Chief Executive Officer, Senior Vice President of Operations, and Chief Financial Officer.

Wachovia’s compensation study was weighted heavily toward the published survey compensation data of manufacturers with under $100 million in annual sales (even though many of the companies included in the published survey compensation data are not public companies), rather than the proxy compensation data from the fourteen companies listed above.

The compensation data compiled in the Wachovia compensation study with respect to executive officer positions at the Company was weighted as follows: (i) for the President and Chief Executive Officer—65% published survey compensation data and 35% proxy compensation data; (ii) for the Senior Vice President of Operations— 70% published survey compensation data and 30% proxy compensation data; and (iii) for the Chief Financial Officer—70% published survey compensation data and 30% proxy compensation data. However, the Compensation Committee also reviewed the unweighted compiled published survey compensation data and the unweighted compiled proxy compensation data for each of these executive officer positions as well. The Compensation Committee considered the weightings used in the Wachovia compensation study for the executive officer positions was appropriate in order to balance the fact that the Company is publicly traded and the management team must deal with all the complexities of being a public company, and that the Company is generally smaller than the fourteen public companies included in the proxy compensation data compilation. For all other senior management positions at the Company, for which no proxy compensation data was available, the published survey compensation data was used in Wachovia’s compensation study.

The Wachovia compensation study compiled the data described above to come to calculated percentile breaks and other data for base salary, short-term incentive compensation and long-term equity incentive compensation (granted annually, but subject to future vesting conditions), for each position at the Company.

The mean value of chief executive officer compensation for the comparison companies compiled from the proxy compensation data and the published survey compensation data (weighted as described above) was: (i) $377,557 for base salary; $262,885 for short-term incentives; and $1,863,542 for long-term equity incentives. Wachovia’s compensation study also showed the total compensation (base salary, targeted short-term incentives and long-term equity incentives) for the Company’s Chief Executive Officer (in the prior year and prior to any adjustments made by the Compensation Committee) was approximately 54% of the amount of total compensation at the 50th percentile for the chief executive officers at the comparison companies (as calculated using weighted proxy compensation data and published survey compensation data as described above). The Compensation Committee considered the data included in Wachovia’s compensation study, advice from Wachovia, and Compensation Committee’s judgment regarding the Chief Executive Officer’s performance, knowledge, skill and experience, in order to establish the compensation for the Company’s Chief Executive Officer for the year ended October 31, 2007. The Company’s Chief Executive Officer’s base salary was set at $275,000 (effective January 1, 2007), his targeted short-term incentive opportunity (payable in cash) was set at $165,000 (of which $97,516 was earned and paid in January 2008 based on results achieved during fiscal year 2007), and long-term equity incentives in the form of restricted stock were granted in the amount of $235,851 on April 2, 2007 (subject to various vesting requirements).

The mean value of senior vice presidents of operations (including chief operating officers) compensation for the comparison companies compiled from the proxy compensation data and the published survey compensation data (weighted as described above) was: (i) $290,855 for base salary; $165,274 for short-term incentives; and $927,755 for long-term equity incentives. Wachovia’s compensation study also showed the total compensation (base salary, targeted short-term incentives and long-term equity incentives) for the Company’s Senior Vice President of Operations (in the prior year and prior to any adjustments made by the Compensation Committee) was approximately 70% of the amount of total compensation at the 50th percentile for senior vice presidents of operations (including chief operating officers) at the comparison companies (as calculated using weighted proxy compensation data and published survey compensation data as described above). The Company considered the data included in Wachovia’s compensation study, advice from Wachovia, and its judgment regarding the Senior Vice President of Operations’ performance, knowledge, skill and experience, in order to establish his compensation for the year ended October 31, 2007. The Company’s Senior Vice President of Operations’ base salary was set at $192,500 (effective January 1, 2007), his targeted short-term cash incentive opportunity was set at $86,625 (of which $59,211 was earned and paid in January 2008 based on results achieved during fiscal year 2007), and long-term equity incentives in the form of restricted stock were granted in the amount of $125,454 on April 2, 2007 (subject to various vesting requirements).

The mean value of chief financial officers compensation for the comparison companies compiled from the proxy compensation data and the published survey compensation data (weighted as described above) was: (i) $205,928 for base salary; $80,787 for short-term incentives; and $324,609 for long-term equity incentives. Wachovia’s compensation study also showed the total compensation (base salary, targeted short-term incentives and long-term equity incentives) for the Company’s Chief Financial Officer (in the prior year and prior to any adjustments made by the Compensation Committee) was approximately 84% of the amount of total compensation at the 50th percentile for chief financial officers at the comparison companies (as calculated using weighted proxy compensation data and published survey compensation data as described above). The Company considered the data included in Wachovia’s compensation study, advice from Wachovia, and its judgment regarding the Chief Financial Officer’s performance, knowledge, skill and experience, in order to establish her compensation for the year ended October 31, 2007. The Company’s Chief Financial Officer’s base salary was set at $163,500 (effective January 1, 2007), her targeted short-term cash incentive opportunity was set at $49,050 (of which $42,645 was earned and paid in January 2008 based on results achieved during fiscal year 2007), and long-term equity incentives in the form of restricted stock were granted in the amount of $95,345 on April 2, 2007 (subject to various vesting requirements).

Allocation among Components

Under the Company’s compensation structure for senior management personnel, the mix of base salary, targeted short-term incentives, and long-term equity compensation varies depending upon position. Additionally, the actual short-term incentives paid will vary based on results achieved during the fiscal year. For fiscal year ended October 31, 2007, base salary, short-term incentives earned, and long-term equity compensation for the executive officers as a percentage of total compensation are as follows:

	Base Salary	Short-Term Incentive Earned	Long-Term Equity
Chief Executive Officer	45%	16%	39%
Senior Vice President of Operations	50%	16%	34%
Chief Financial Officer	54%	14%	32%

The Wachovia compensation study provided to the Compensation Committee and the Company included compiled data regarding base salaries, short-term incentive compensation and long-term equity compensation paid by the comparison companies (weighted between proxy compensation data and the published survey compensation data as described above). The Wachovia compensation study indicated that among the comparison companies, base salaries averaged approximately 31% of overall compensation, short-term incentives paid averaged approximately 18% of overall compensation, and long-term equity compensation averaged approximately 51% of overall compensation.

In allocating compensation among base salary, targeted short-term incentive opportunity, and long-term equity compensation, the Compensation Committee and the Company believe that the compensation of the senior-most levels of management — the levels of management having the greatest ability to influence the Company’s performance — should be substantially performance-based. Allocations among different types of compensation were made by the Compensation Committee for the Company’s Chief Executive Officer, and by the Company for executive officers and senior management personnel other than the Chief Executive Officer, based on: allocations among types of compensation for various positions at comparison companies (based on data compiled in the Wachovia compensation study); the advice of Wachovia; the desire to incentivize certain behavior and the accomplishment of certain objectives in the short-term (i.e., the coming year) and long-term, believed to be most beneficial for long-term value creation for the Company’s shareholders; general experience; and other subjective criteria.

Base Salaries

The Company wants to provide each member of senior management with a level of assured cash compensation in the form of base salary based on: his or her knowledge, skill and experience; and base salaries paid by similar companies for similar positions. For the Chief Executive Officer, for both of the Company’s fiscal years ended October 31, 2006 and 2007, the Compensation Committee concluded that a base salary between $250,000 and $275,000 was appropriate in this regard. This range was not objectively determined, but instead reflects levels that the Compensation Committee concluded was appropriate based on: base salary compensation at comparison companies (based on data compiled in the Wachovia compensation study); the advice of Wachovia; general experience; and other subjective criteria.

For the Senior Vice President of Operations, for both of the Company’s fiscal years ended October 31, 2006 and 2007, the Company concluded that a base salary between $175,000 and $192,500 was appropriate. This range was not objectively determined, but instead reflects levels that the Company concluded were appropriate based on: base salary compensation at comparison companies (based on data compiled in the Wachovia compensation study); the advice of Wachovia; general experience; and other subjective criteria.

For the Chief Financial Officer, for both of the Company’s fiscal years ended October 31, 2006 and 2007, the Company concluded that a base salary of between $150,000 and $163,500 was appropriate. This range was not objectively determined, but instead reflects levels that the Company concluded were appropriate based on: base salary compensation at comparison companies (based on data compiled in the Wachovia compensation study); the advice of Wachovia; general experience; and other subjective criteria.

Short-Term Incentive Compensation

Each year, the Chief Executive Officer proposes, and the Compensation Committee reviews and approves, management bonus criteria pursuant to which senior management personnel may earn short-term incentive compensation (an annual bonus) based on performance relative to such established management bonus criteria. The bonus criteria are designed to reward the accomplishment of: corporate quantitative goal(s), quantitative team goals, identified team goals (non-quantitative) and identified individual goals (non-quantitative), for the fiscal year. Those portions of an individual’s targeted short-term incentive opportunity based on quantitative goals are earned and increased or decreased using a formula to reflect actual performance compared to the individual’s bonus criteria for those quantitative goals. Those portions of an individual’s short-term incentive based on non-quantitative goals cannot exceed 100% of the individual’s targeted opportunity allocated to those non-quantitative goals. The Chief Executive Officer, the Senior Vice President of Operations and the Chief Financial Officer, as part of their respective employment agreements, are eligible to receive compensation pursuant to the annual bonus criteria.

Under the bonus criteria for fiscal year 2007, the Compensation Committee could, at its discretion, increase or decrease the President and Chief Executive Officer’s short-term incentive (if any) by up to 20% of the amount of the annual short-term incentive earned pursuant to the bonus criteria by the President and Chief Executive Officer based on his overall performance. Further, the President and Chief Executive Officer could, at his discretion, increase or decrease the short-term incentive (if any) of any other eligible senior management personnel by up to 20% of the amount of the annual short-term incentive earned pursuant to the bonus criteria by such individual based on his or her overall performance. Only the Compensation Committee can increase the net aggregate short-term incentive amount payable to all eligible individuals pursuant to the bonus criteria for fiscal year 2007. Therefore, the aggregate of any discretionary short-term incentive increases proposed by the Chief Executive Officer for all eligible senior management personnel (other than himself) cannot exceed the aggregate discretionary bonus decreases for all such individuals (other than himself) without the approval of the Compensation Committee. Under the terms of the bonus criteria, the range of actual short-term incentive compensation paid to an individual can vary from zero to a maximum of 250% of the targeted short-term incentive opportunity based on actual results achieved. The Compensation Committee did not increase the net aggregate amount payable under the bonus criteria for fiscal year 2007. Amounts payable under the annual bonus criteria are generally paid in the January following the completion of the fiscal year on the prior October 31.

For the Chief Executive Officer, for the fiscal years ended October 31, 2006 and 2007, the Compensation Committee concluded that a targeted short-term incentive opportunity (payable in cash) of $100,000 and $165,000, respectively, was appropriate, and this was reflected in the bonus criteria for fiscal year 2006 and the bonus criteria for fiscal year 2007, respectively. There were no amounts paid to the Chief Executive Officer pursuant to the bonus criteria for the fiscal year ended October 31, 2006. For the fiscal year ended October 31, 2007, the actual amount paid to the Chief Executive Officer pursuant to the bonus criteria was $97,516. Under the terms of the bonus criteria for fiscal years 2006 and 2007, the range of actual compensation paid to the Chief Executive Officer could have varied from zero to a maximum of 250% of the targeted short-term incentive opportunity based on actual results achieved. The amount of targeted short-term incentive opportunity was not objectively determined, but instead reflects levels that the Compensation Committee concluded were appropriate based on: short-term incentive compensation at comparison companies (based on data compiled in the Wachovia compensation study); the advice of Wachovia; the desire to incentivize certain behavior and the accomplishment of certain objectives in the short-term (i.e., the coming year) believed to be most beneficial for long-term value creation for the Company’s shareholders; general experience; and other subjective criteria.

For the Senior Vice President of Operations, for both fiscal years ended October 31, 2006 and 2007, the Company concluded that a targeted short-term incentive opportunity (payable in cash) of $78,750 and $86,625, respectively, was appropriate, and this was reflected in the bonus criteria for fiscal year 2006 and the bonus criteria for fiscal year 2007, respectively. There were no amounts paid to the Senior Vice President of Operations pursuant to the bonus criteria for the fiscal year ended October 31, 2006. For the fiscal year ended October 31, 2007 the actual amount paid to the Senior Vice President of Operations pursuant to the bonus criteria was $59,211. Under the terms of the bonus criteria for fiscal years 2006 and 2007, the range of actual compensation paid to the Senior Vice President of Operations could have varied from zero to a maximum of 250% of the targeted short-term incentive opportunity based on actual results achieved. The amount of targeted short-term incentive opportunity was not objectively determined, but instead reflects levels that the Chief Executive Officer concluded were appropriate, as approved by the Compensation Committee, based on: short-term incentive compensation at comparison companies (based on data compiled in the Wachovia compensation study); the advice of Wachovia; the desire to incentivize certain behavior and the accomplishment of certain objectives in the short-term (i.e., the coming year) believed to be most beneficial for long-term value creation for the Company’s shareholders; general experience; and other subjective criteria.

For the Chief Financial Officer, for both fiscal years ended October 31, 2006 and 2007 the Company concluded that a targeted short-term incentive opportunity (payable in cash) of $45,000 and $49,050, respectively, was appropriate, and this was reflected in the bonus criteria for fiscal year 2006 and the bonus criteria for fiscal year 2007, respectively. There were no amounts paid to the Chief Financial Officer pursuant to the bonus criteria for the fiscal year ended October 31, 2006. For the fiscal year ended October 31, 2007 the actual amount paid to the Chief Financial Officer pursuant to the bonus criteria was $42,645. Under the terms of the bonus criteria for fiscal years 2006 and 2007, the range of actual compensation paid to the Chief Financial Officer could have varied from zero to a maximum of 250% of the targeted short-term incentive opportunity based on actual results achieved. The amount of targeted short-term incentive opportunity was not objectively determined, but instead reflects levels that the Chief Executive Officer concluded were appropriate, as approved by the Compensation Committee, based on: short-term incentive compensation at comparison companies (based on data compiled in the Wachovia compensation study); the advice of Wachovia; the desire to incentivize certain behavior and the accomplishment of certain objectives in the short-term (i.e., the coming year) believed to be most beneficial for long-term value creation for the Company’s shareholders; general experience; and other subjective criteria.

Long-Term Equity Compensation

The Company uses long-term incentive equity grants to provide appropriate incentives to key employees to accomplish the Company’s strategic goals and build long-term shareholder value, to strengthen the desire of such key employees to remain with the Company, and to align the personal financial interests of such key employees with those of the Company’s shareholders. The Compensation Committee believes that equity awards, which reward Company stock price appreciation over the long-term, are particularly appropriate in light of the nature of the Company’s business and long-term business plans.

Equity Compensation Plans Information

Long-term equity incentive grants are made pursuant to the Optical Cable Corporation 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”), and its successor, the Optical Cable Corporation 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”). The Compensation Committee receives recommendations from the President and Chief Executive Officer for employees (other than the President and Chief Executive Officer) eligible to receive long-term equity incentive grants. The Compensation Committee reviews the recommendations ensuring that proposed long-term equity incentive grants are consistent with accomplishing the Company’s long-term objectives, and approves all long-term equity incentive grants made to employees (proposing and approving long-term equity incentive grants for the President and Chief Executive Officer). Individual performance and Company performance are considered in awarding long-term incentive equity compensation. The Compensation Committee moved toward granting restricted stock awards in recent years, with no stock options being awarded since June 2002.

The Company adopted the 1996 Stock Incentive Plan on March 1, 1996. The Company had reserved 750,000 Common Shares (as adjusted for the 1-for-8 reverse stock split approved July 30, 2002) for issuance in connection with incentive awards granted under the 1996 Stock Incentive Plan. Under the 1996 Stock Incentive Plan, the Company granted (i) restricted stock awards and (ii) qualified incentive stock options at not less than fair market value on the date of grant. No further awards will be made under the 1996 Plan as it terminated in accordance with the terms of the plan document on the tenth anniversary of its effective date of March 1, 1996. Options outstanding under the 1996 Plan may continue to be exercised until such time that the options expire or are forfeited under the terms of individual awards. Restricted stock awards granted under the 1996 Plan will continue to vest unless otherwise forfeited under the terms of individual awards. All of the executive officers were eligible to participate in the 1996 Stock Incentive Plan. Additionally, the Company’s employees participated in the 1996 Stock Incentive Plan. The 1996 Stock Incentive Plan was administered by the Board of Directors, and the Compensation Committee, as appropriate. All grants under the 1996 Stock Incentive Plan were approved by either the full Board of Directors or the Compensation Committee. Options granted under the 1996 Stock Incentive Plan were fully vested as of April 30, 2007.

The Company granted restricted stock awards under the 1996 Stock Incentive Plan totaling 191,000 shares on December 17, 2004. Eighty percent of these restricted stock awards granted on December 17, 2004 vest quarterly over two to six years with the first vesting date occurring on January 31, 2004. Twenty percent of these restricted stock awards granted on December 17, 2004, also referred to as the market condition-based shares, are generally eligible to vest over almost six years if the management team is able to provide total shareholder return (in terms of increase in share price plus dividends) at least 20% greater than the return of the Russell 2000® index. Greater shareholder returns can accelerate vesting of the market condition-based shares, but the market condition-based shares cannot vest more quickly than over four years. The first vesting date of the market condition-based shares was October 31, 2005. For fiscal year 2005, the total shareholder return of the Company’s common stock compared to that of the Russell 2000® index was such that 25% of the market condition-based shares vested on October 31, 2005 in accordance with the terms of the December 17, 2004 grant. For fiscal years 2007 and 2006, the total shareholder return of the Company’s common stock did not out perform that of the Russell 2000® index. Therefore, in accordance with the terms of the December 17, 2004 grant, no market condition-based shares vested on October 31, 2007 or 2006. Failure to meet the performance criteria required for vesting for the market condition-based shares by the last potential vesting date will result in a portion or all of the shares being forfeited.

On March 29, 2005, the Company’s shareholders approved the Company’s 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan is the successor of the 1996 Stock Incentive Plan. The Company reserved 1,000,000 shares of common stock for issuance pursuant to the 2005 Stock Incentive Plan.

The Company granted restricted stock awards under the 2005 Stock Incentive Plan totaling 220,000 shares on January 28, 2006. Of the restricted stock awards granted on January 28, 2006, 147,100 shares are time-based shares (i.e., service-based shares), 129,850 shares of which vest quarterly over five years with the first vesting date occurring on April 30, 2006; and 17,250 shares which vest annually over three years with the first vesting date occurring on January 31, 2007. Of the restricted stock awards granted on January 28, 2006, market condition-based shares totaling 55,650 are generally eligible to vest over almost five years if the management team is able to provide total shareholder return (in terms of increase in share price plus dividends) at least 20% greater than the return of the Russell 2000® index. Greater shareholder returns can accelerate vesting of the market condition-based shares, but the market condition-based shares cannot vest more quickly than over three years. The first potential vesting date of the market condition-based shares was October 31, 2006. For fiscal years 2007 and 2006, the total shareholder return of the Company’s common stock did not out perform that of the Russell 2000® index. Therefore, in accordance with the terms of the January 28, 2006 grant, no market condition-based shares vested on October 31, 2007 or October 31, 2006. The remaining 17,250 shares of the restricted stock awards granted on January 28, 2006, are operational performance-based shares which are eligible to vest based on the achievement of certain operational goals. These operational performance-based shares are generally eligible to vest over a two year period with the first potential vesting date being January 31, 2007. Failure to meet the performance criteria required for vesting by the last potential vesting date—whether for the market condition-based shares or for the operational performance-based shares—will result in a portion or all of the shares being forfeited.

The Company granted restricted stock awards under the 2005 Stock Incentive Plan totaling 10,000 shares on July 19, 2006, to a newly hired employee. Of the restricted stock awards granted on July 19, 2006, 7,000 shares are time-based shares (i.e., service-based shares) which vest quarterly over five years with the first vesting date occurring on July 31, 2006; and 3,000 shares which are market condition-based shares generally eligible to vest over almost five years if the management team is able to provide total shareholder return (in terms of increase in share price plus dividends) at least 20% greater than the return of the Russell 2000® index. Greater shareholder returns can accelerate vesting of the market condition-based shares, but the market condition-based shares cannot vest more quickly than over three years. The first potential vesting date of the market condition-based shares was October 31, 2006. For fiscal years 2007 and 2006, the total shareholder return of the Company’s common stock did not out perform that of the Russell 2000® index. Therefore, in accordance with the terms of the July 19, 2006 grant, no market condition-based shares vested on October 31, 2007 or October 31, 2006. Failure to meet the performance criteria required for vesting by the last potential vesting date will result in a portion or all of the shares being forfeited.

On April 2, 2007, the Company granted restricted stock awards under the 2005 Stock Incentive Plan totaling 191,071 shares. Of the restricted shares granted on April 2, 2007, 95,540 shares are time-based shares (i.e., service-based shares) that vest quarterly over four years with the first vesting date occurring on July 31, 2007. Of the restricted stock awards granted on April 2, 2007, 95,531 shares are operational performance-based shares which are eligible to vest based on the achievement of certain operational goals. These operational performance-based shares are generally eligible to vest over a three year period with the first potential vesting date occurring on January 31, 2008. Failure to meet the performance criteria required for vesting by the last potential vesting date—whether for the market condition-based shares or for the operational performance-based shares—will result in a portion or all of the shares being forfeited.

Executive Stock Ownership

On January 28, 2006, the Compensation Committee approved and recommended to the Board, and on February 14, 2006, the Board of Directors adopted, an Equity Ownership and Retention Policy for the Senior Staff. The policy is applicable to all members of the Company’s management team holding a position of Director or above, including each of the named executive officers. This policy requires each member of senior management (or senior staff) to accumulate over a set period and retain, a minimum value of shares of the Company’s Common Shares, and also to retain minimum percentages of shares of the Company’s Common Shares awarded to them under any stock incentive plan. The intention of this policy is to ensure each member of senior management has wealth at risk in the Company’s Common Shares, further aligning the interests of the management team with those of the shareholders. A copy of the Equity Ownership and Retention Policy for the Senior Staff can be found on the Company’s web site at www.occfiber.com.

For long-term equity awards that were made for the Company’s fiscal years ended October 31, 2006 and 2007, to the Company’s Chief Executive Officer, the vesting of a portion of those awards were contingent on results relative to certain performance goals. These performance goals include the Company’s performance with regard to total shareholder return and the Company’s performance with regard to gross profit growth over prior year. The long-term equity awards to the Chief Executive Officer totaled $308,775 during the Company’s fiscal year ended October 31, 2006 and $235,851 during the Company’s fiscal year ended October 31, 2007. These amounts reflect a long-term equity component range of approximately 35% to 47% to overall total targeted compensation.

For long-term equity awards that were made for the Company’s fiscal years ended October 31, 2006 and 2007, to the Company’s Senior Vice President of Operations, the vesting of a portion of those awards were contingent on results relative to certain performance goals. These performance goals include the Company’s performance with regard to total shareholder return, the Company’s performance with regard to gross profit growth over prior year, and the executive’s and his team’s performance with respect to certain operational performance goals. The long-term equity awards to the Senior Vice President of Operations totaled $185,265 during the Company’s fiscal year ended October 31, 2006 and $125,454 during the Company’s fiscal year ended October 31, 2007. These amounts reflect a long-term equity component range of approximately 33% to 40% to overall total targeted compensation.

For long-term equity awards that were made for the Company’s fiscal years ended October 31, 2006 and 2007, to the Company’s Chief Financial Officer, the vesting of a portion of those awards were contingent on results relative to certain performance goals. These performance goals include the Company’s performance with regard to total shareholder return and the Company’s performance with regard to gross profit growth over prior year. The long-term equity awards to the Chief Financial Officer totaled $120,825 during the Company’s fiscal year ended October 31, 2006 and $95,345 during the Company’s fiscal year ended October 31, 2007. These amounts reflect a long-term equity component range of approximately 31% to 38% to overall total targeted compensation.

The specific targets for performance goals for the Chief Executive Officer, the Senior Vice President of Operations and the Chief Financial Officer reflect OCC’s confidential strategic plans, and the Company does not disclose the targets publicly for competitive reasons.

Change in Control Provisions

Each of the named executives has change-in-control provisions entitling them to certain benefits in the event his or her employment is terminated without cause within 13 months of a change in control of the Company. For purposes of this agreement, a “Change in Control” occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. In the event that the Chief Executive Officer’s employment with the Company is terminated within 13 months of the date of a Change in Control, unless the termination is (a) because of his death or disability, (b) for Cause (as defined in the agreement) or (c) by him other than for Good Reason (as defined in the agreement), then he will receive a severance payment equal to 24 months of compensation plus an amount equal to twenty-four twelfths (24/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to him in respect of each of the three (3) fiscal years of the Corporation prior to the fiscal year in which his employment terminates (or such average over the shorter period of his employment, if applicable), or (z) the amount of his then current target bonus opportunity, in each case as in effect prior to the termination of the employment. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements for the remainder of the current term of the employment agreement. Any benefits paid by the Company or otherwise triggered by the occurrence of a Change in Control, will be grossed up by the Company as necessary to protect the Executive from paying any excise taxes that may result from such benefits. The agreement does not require the Chief Executive Officer to seek employment to mitigate any payments or benefits provided thereunder. The Senior Vice President of Operations has similar Change in Control provisions in his employment agreement with the Company except that he will receive a severance payment equal to 20 months of compensation plus an amount equal to twenty twelfths (20/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to him in respect of each of the three (3) fiscal years of the Corporation prior to the fiscal year in which his employment terminates (or such average over the shorter period of his employment, if applicable), or (z) the amount of his then current target bonus opportunity, in each case as in effect prior to the termination of the employment. The Chief Financial Officer has similar Change of Control provisions in her employment agreement except that she will receive a severance payment equal to 18 months of compensation plus an amount equal to eighteen twelfths (18/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to her in respect of each of the three (3) fiscal years of the Corporation prior to the fiscal year in which her employment terminates (or such average over the shorter period of her employment, if applicable), or (z) the then current amount of her target bonus opportunity, in each case as in effect prior to the termination of the employment.

For purposes of these benefits, a change in control also is deemed to occur if, as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Company’s Board, or any successor’s board, within three years of the last of such transactions.

Based upon a hypothetical termination date of October 31, 2007, the change in control termination benefits for the Company’s Chief Executive Officer, Senior Vice President of Operations and Chief Financial Officer would have been as follows:

Name	Salary	Bonus	Equity Award Acceleration	Health Benefits	Outplacement Services	Excise Tax Gross Up	Total
Neil D. Wilkin, Jr.	$550,000	$330,000	$551,360	$23,584	$55,877	$186,455	$1,697,276
Luke J. Huybrechts	320,833	144,375	327,571	10,000	37,757	76,259	916,795
Tracy G. Smith	245,250	73,575	237,942	23,470	30,922	43,965	655,124

Severance Benefits

The Company believes that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. They also should disentangle the Company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump-sum severance payment, the Company prefers to pay a lump-sum severance payment in order to most cleanly sever the relationship as soon as practicable.

Where the termination is without “cause” or the employee terminates employment for “good reason” the Chief Executive Officer’s severance plan provides for benefits equal to (a) 16 months of base salary and compensation equal to sixteen twelfths (16/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to him in respect of each of the three fiscal years of the Company prior to the fiscal year in which his employment terminates, or (z) the amount of his then current target bonus opportunity, in each case as in effect prior to the termination of the Chief Executive Officer’s employment. The Company will also continue health and other insurance benefits for the remainder of the current term of the employment agreement. The employment agreement for the Senior Vice President of Operations provides a similar severance package except that he receives (a) 14 months of base salary and compensation equal to fourteen twelfths (14/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to him in respect of each of the three fiscal years of the Company prior to the fiscal year in which his employment terminates, or (z) the amount of his then current target bonus opportunity, in each case as in effect prior to the termination of his employment. The Chief Financial Officer’s employment agreement also has similar severance provisions except that she receives (a) 6 months of base salary and compensation equal to six twelfths (6/12) times the greater of: (y) the amount of the average annual cash bonus paid or payable to her in respect of each of the three fiscal years of the Company prior to the fiscal year in which her employment terminates, or (z) the amount of her then current target bonus opportunity, in each case as in effect prior to the termination of her employment.

Based on analysis performed by Wachovia, advice of Wachovia and general experience, the Compensation Committee and the Company believes that these levels are similar to the general practice among comparable companies.

Based upon a hypothetical termination date of October 31, 2007, the severance benefits for the Company’s Chief Executive Officer, the Senior Vice President of Operations and the Chief Financial Officer would have been as follows:

Name	Salary	Bonus	Total
Neil D. Wilkin, Jr.	$366,667	$220,000	$586,667
Luke J. Huybrechts	224,583	101,063	325,646
Tracy G. Smith	81,750	24,525	106,275

The definition of “cause” varies among the different employment agreements with members of senior management. For most, “cause” will be deemed to exist where the individual has been convicted of a crime involving moral turpitude, has stolen from the Company, has violated his or her non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his or her responsibilities. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate.

Retirement Plans

The Company does not maintain a traditional defined benefit pension plan.

Perquisites and Other Benefits

The Company does not pay the named executive officers any perquisites or any other compensation or benefits except as disclosed in this Proxy Statement.

Summary Compensation Table

The following table sets forth information concerning compensation paid by the Company to the Chief Executive Officer and to all other executive officers of the Company whose total salary and bonus exceeded $100,000 for the fiscal year ended October 31, 2007. For purposes of this table and subsequent tables, fiscal year 2005 means November 1, 2004 through October 31, 2005; fiscal year 2006 means November 1, 2005 through October 31, 2006; and fiscal year 2007 means November 1, 2006 through October 31, 2007.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Years	Salary ($)	Bonus ($)	Restricted Shares Granted (#)(1)	All Other Compensation ($)(2)
Neil D. Wilkin, Jr.	2007	$270,834	$97,516	44,924	$15,799
Chairman of the Board,	2006	250,000	—	57,500	2,096
President and Chief	2005	250,000	146,444	45,000	12,101
Executive Officer
Luke J. Huybrechts,	2007	$189,584	$59,211	23,896	$9,260
Senior Vice President	2006	175,000	—	34,500	1,667
of Operations	2005	175,000	69,830	21,000	12,696
Tracy G. Smith	2007	$161,250	$42,645	18,161	$15,564
Vice President and Chief	2006	150,000	—	22,500	1,667
Financial Officer	2005	147,333	46,970	18,500	9,540

(1)	Includes restricted share awards.

(2)	For fiscal year 2007, details of these amounts are included in the Other Compensation Table presented herein. For fiscal years 2006 and 2005, these amounts represent only the Company’s accrued contributions to the Company’s 401(k) retirement savings plan on behalf of the individual executive officers during the fiscal year. Additionally, for Messrs. Wilkin and Huybrechts, the amount for fiscal year 2005 includes a non-monetary gift valued at $1,414 provided in connection with their participation on the Board of Directors. The Company’s 401(k) retirement savings plan has a maximum matching contribution per employee of $10,000 per calendar year. However, the amounts accrued and expensed in any one fiscal year for the Company’s matching contribution to the 401(k) retirement savings plan for the benefit on an employee can vary from the calendar year limit due to timing of employee contributions during the applicable calendar years and the fact that the plan year is based on a period that does not coincide with the Company’s fiscal year. The amounts accrued for the Company’s matching contribution at the Company’s fiscal year end are based on the individual participant’s salary deferral elections during the Company’s fiscal year.

Other Compensation Table

The following table identifies the amount of each item included in All Other Compensation in the Summary Compensation Table above for the fiscal year ended October 31, 2007:

Name	401(k) Matching Contribution	Insurance Premiums	Medical Benefits	Total Other Compensation
Neil D. Wilkin, Jr.	$3,498	$509	$11,792	$15,799
Luke J. Huybrechts	3,750	510	5,000	9,260
Tracy G. Smith	3,320	509	11,735	15,564

Stock Option Grants

The Company has not granted any stock options since June 2002.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning stock options exercised during the fiscal year ended October 31, 2007 by executive officers named in the Summary Compensation Table above and the value of unexercised options held by such executive officers as of October 31, 2007.

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at October 31, 2007 ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Neil D. Wilkin, Jr.	—	$—	31,250	—	$—	$—
Luke J. Huybrechts	—	—	15,625	—	—	—
Tracy G. Smith	—	—	5,000	—	—	—

(1)	Represents the difference between the exercise price of the outstanding options and the closing price of the Common Shares on the date the option was exercised.

(2)	Represents the positive monetary value (if any) reflected in the difference between the exercise price of the outstanding options and the closing price of the Common Shares on October 31, 2007, which was $4.55 per share.

Outstanding Equity Awards Table at Fiscal Year End

The following table provides information concerning unexercised options and unvested restricted shares of the Company’s Common Stock held by the named executive officers of the Company as of October 31, 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options				Stock Awards
Name	Grant Date	Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (2)
Neil D. Wilkin, Jr.	10/10/2001	31,250	$9.84	10/10/2011	102,780	$467,649
Luke J. Huybrechts	11/16/2001	15,625	10.00	11/16/2011	61,023	277,655
Tracy G. Smith	6/11/2002	5,000	4.64	6/11/2012	44,197	201,096

(1)	All options granted by the Company were fully vested at October 31, 2007.

(2)	The market value of the stock awards is based on the closing market price of the Company's common stock as of October 31, 2007, which was $4.55.

Stock Option Exercises

There were no stock options exercised by the named executive officers for the fiscal year ended October 31, 2007.

Compensation of Directors

Each non-employee Director was paid an annual cash retainer of $12,000. Members of the Audit Committee and the Compensation Committee of the Board of Directors of the Company were each paid an additional annual cash retainer of $5,000 and $3,000, respectively. Further, the Chairman of the Audit Committee was paid an additional annual cash retainer of $5,000 and the Chairman of the Compensation Committee was paid an additional annual cash retainer of $2,500. Each non-employee Director also received 3,441 Common Shares as compensation for their service. Additionally, each non-employee Director was paid $500 for each board meeting and $600 for each committee meeting that he attended. The Company reimbursed the non-employee Directors for their reasonable out-of-pocket expenses related to attending meetings of the Board of Directors or any of its committees. Management Directors did not receive any compensation for their services as Directors other than the compensation they receive as employees of the Company.

Non-employee Director Compensation Table

The following table details the total compensation earned by the Company’s Non-employee Directors for the year ended October 31, 2007.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Randall H. Frazier	$29,000	$18,065	$47,065
John M. Holland	15,500	18,065	33,565
Craig H. Weber	31,500	18,065	49,565
John B. Williamson, III	29,400	18,065	47,465

Summary of Equity Compensation Plans

A summary of the equity compensation plans follows:

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1996 Stock Incentive Plan
Stock Option Grants	201,333	shares	$7.77	—	shares
Restricted Share Grants	76,975	shares	—	—	shares

Total 1996 Stock Incentive Plan	278,308	shares	$5.62	—	shares
2005 Stock Incentive Plan	342,412	shares	—	604,120	shares
2004 Non-employee Directors Plan	—	shares	—	215,236	shares

Total for approved plans	620,720	shares	$2.52	819,356	shares

Equity compensation not pursuant to plan approval by security holders	3,123	shares	$7.12	—	shares

Total for all plans	623,843		$2.54	819,356

(1)	Includes restricted shares that are issued and outstanding, but have not yet vested and are subject to forfeiture.

The term “shares” in the table above means our common shares.

During 2002 our Board of Directors approved grants of stock options to purchase a total of 3,123 shares of our common stock at an exercise price of $7.12 per share, the closing price at the date of the grant. These grants were not submitted to a vote of the shareholders. These grants were made to non-employee members of the Board of Directors who had not served as an executive officer during the past year as partial compensation for service by non-employee directors. Non-employee members of the Board of Directors abstained from the vote approving the grants. These options vested monthly over one year. The per share estimated fair value of stock options granted to these outside members of the Board of Directors was $6.87 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no expected cash dividend yield, risk-free interest rate of 5.34%, expected volatility of 133.6% and an expected life of 9 years.

Employment Agreements

Neil D. Wilkin, Jr. (Chairman of the Board, President and Chief Executive Officer)

Mr. Wilkin is employed pursuant to an employment agreement dated as of November 1, 2002, approved by the Compensation Committee. Under the terms of this employment agreement, Mr. Wilkin is paid an annual base salary, which may be increased periodically and an annual bonus opportunity equal to 40% of his annual base salary (which may be adjusted periodically—and was 60% for fiscal year 2007) pursuant to the terms of his agreement. The amount of the annual bonus opportunity and the criteria for its award are set forth in the Company’s management bonus criteria, as described in greater detail above. Mr. Wilkin’s employment agreement also anticipates that he will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan. The initial term of Mr. Wilkin’s employment agreement ended October 31, 2005, with the agreement being extended for one year on each November 1, beginning on November 1, 2003, unless the Company or Mr. Wilkin provides the other party with prior written notice of the intention to not renew and extend the agreement. Mr. Wilkin is currently the Chairman of the Board of Directors, President and Chief Executive Officer.

Luke J. Huybrechts (Senior Vice President of Operations)

Mr. Huybrechts is employed pursuant to an employment agreement, dated as of November 1, 2002, proposed by the President and Chief Executive Officer and approved by the Compensation Committee. Under the terms of this employment agreement, Mr. Huybrechts is paid an annual base salary, which may be increased periodically and has an annual bonus opportunity equal to 35% of his annual base salary (which may be adjusted periodically—and was 45% for fiscal year 2007) pursuant to the terms of his agreement. The amount of the annual bonus opportunity and the criteria for its award are set forth in the Company’s management bonus criteria, as described in greater detail above. Mr. Huybrechts’ employment agreement also anticipates that he will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan. The initial term of Mr. Huybrechts’ employment agreement ended October 31, 2005, with the agreement being renewed and extended for one year on each November 1, beginning on November 1, 2003, unless the Company or Mr. Huybrechts provides the other party with prior written notice of the intention to not renew and extend the agreement.

Tracy G. Smith (Vice President and Chief Financial Officer)

Ms. Smith is employed pursuant to an employment agreement, dated as of December 10, 2004, proposed by the President and Chief Executive Officer and approved by the Compensation Committee. Under the terms of this employment agreement, Ms. Smith is paid an annual base salary, which may be increased periodically and has an annual bonus opportunity equal to 25% of her annual base salary (which may be adjusted periodically—and was 30% for fiscal year 2007) pursuant to the terms of his agreement. The amount of the annual bonus opportunity and the criteria for its award are set forth in the Company’s management bonus criteria, as described in greater detail above. Ms. Smith’s employment agreement also anticipates that she will participate in grants of long-term equity compensation awarded from time to time to senior executives pursuant to equity participation plans, including grants under the Optical Cable Corporation 2005 Stock Incentive Plan. The initial term of Ms. Smith’s employment agreement ended October 31, 2007, with the agreement being renewed and extended for one year on each November 1, beginning on November 1, 2005, unless the Company or Ms. Smith provides the other party with prior written notice of the intention to not renew and extend the agreement.

Compliance with Section 162(m) of the Internal Revenue Code

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the four most highly compensated executive officers of the Company. Performance-based compensation (such as compensation pursuant to the 1996 and 2005 Stock Incentive Plans), if it meets certain requirements, is not subject to the deduction limit. The Compensation Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to any of the executive officers during the current fiscal year will be deemed to exceed the limit. Furthermore, the 1996 and 2005 Stock Incentive Plans generally are designed to comply with the requirements of the performance-based compensation exception for the $1 million limit. The Compensation Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serve on the Compensation Committee. Craig H. Weber and Randall H. Frazier both serve on the Company’s Audit Committee. None of the Company’s Directors has interlocking or other relationships with the Company’s executive officers that require disclosure under Item 402(j) of Regulation S-K.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted, Craig H. Weber – Compensation Committee Chair Randall H. Frazier – Compensation Committee Member

Report of the Audit Committee

Messrs. Frazier, Weber and Williamson are members of the Audit Committee. Messrs. Frazier, Weber and Williamson are considered independent members of the Audit Committee under the listing standards of Nasdaq and under the SEC’s audit committee independence standards.

The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The independent registered public accounting firm discussed with the Audit Committee matters required to be communicated by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and by SEC rules. These discussions included, among other things:

•	the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in the Company’s financial statements;

•	the critical accounting policies and practices used by the Company;

•

any alternative treatments within U.S. generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accounting firm;

•	methods used to account for significant or unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the firm’s conclusions regarding the reasonableness of these estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements;

•	audit adjustments and any uncorrected financial statement misstatements; and

•	other material written communications between the independent registered public accounting firm and management.

The independent registered public accounting firm discussed with the Audit Committee all of its relationships that may reasonably be thought to bear on their independence with the Company and its management as required under all relevant professional and regulatory standards.

During the preparation of the Quarterly Report on Form 10-Q for the three-month period ended July 31, 2007, Optical Cable Corporation’s management team discovered that a price data-entry error had been made during the three-month period ended January 31, 2007. The price data-entry error was associated with the receipt of a large raw material shipment. When the value of this raw material shipment was entered into the data-entry system incorrectly it resulted in the inventory being overvalued and caused misstatements in the Company’s reported interim financial statements for the first two quarters of fiscal 2007.

Upon discovering the price data-entry error, the Company performed extensive testing of bare fiber inventory pricing as of the end of the three month periods ended January 31, April 30 and July 31, 2007, but found no other misstatements that individually or in aggregate could be considered financially material.

The Company’s management team brought this information to the attention of both KPMG LLP, its Independent Registered Public Accounting Firm, and to the Audit Committee of the Board of Directors of the Company. Based on the recommendation of the Company’s management team, on September 11, 2007 the Audit Committee concluded that the price data-entry error resulted in misstatements in certain of the Company’s condensed financial statements. As a result, the Company, in consultation with the Audit Committee, initiated a number of remediation measures to address the material weakness identified above.

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted, John B. Williamson, III – Audit Committee Chair Randall H. Frazier – Audit Committee Member Craig H. Weber – Audit Committee Member

Independent Registered Public Accounting Firm

The following table sets forth the amount of audit fees, financial information systems design and implementation fees, and all other fees billed or expected to be billed for services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for the fiscal years ended October 31, 2007 and 2006.

	2007 Amount	2006 Amount
Audit fees (1)	$189,000	$177,500
Audit related fees (2)	34,660	—
All other fees	—	—

Total fees	$223,660	$177,500

(1)	Audit fees include annual financial statement audit and limited quarterly review services in 2007 and 2006.

(2)	Audit related fees include quarterly review services related to the restatement of the first two quarters of fiscal 2007.

The Audit Committee of the Board of Directors of the Company has considered whether the provision of other non-audit services is compatible with maintaining KPMG LLP’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

Nothing to report.

Performance Graph

Five year graph

The above five year performance graph compares the yearly percentage change in cumulative total shareholder return of the Company’s Common Shares against the cumulative total return of (i) the Nasdaq stock market, (ii) the Russell 2000® index and (iii) a peer group, which consists of Belden CDT Inc. (formerly Belden Inc. and Cable Design Technologies Corp.), CommScope Inc. and General Cable Corp.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s officers, Directors and persons who own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10 percent shareholders are required by the regulation to furnish the Company with copies of the Section 16(a) forms which they file.

To the Company’s knowledge, based solely on review of copies of reports furnished to the Company and written representations from officers and Directors regarding reports required to be filed during the fiscal year ended October 31, 2007, all Section 16(a) filing requirements applicable to the Company’s officers, Directors and greater than ten percent beneficial owners were complied with by such persons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended October 31, 2007, the Company incurred fees associated with consulting services provided by Mr. Holland totaling $57,420 for various engineering projects.

Barbara B. Huybrechts, wife of Luke J. Huybrechts, is an employee of the Company. Her compensation in fiscal year 2007 was $71,660, plus $3,750 for contributions made by the Company to the Company’s 401(k) retirement savings plan for her benefit. The maximum amount of the employer matching contribution per calendar year per employee is $10,000. The Company’s contribution to the Company’s 401(k) retirement savings plan for Ms. Huybrechts benefit of $3,750 is based on the expense accrued by the Company during fiscal year 2007, which covers part of both calendar years 2007 and 2006. Amounts expensed in any one fiscal year can vary from the calendar year limit due to timing of employee contributions during the applicable calendar years and the fact that the plan year is based on a period that does not coincide with the Company’s fiscal year. Amounts accrued for the employer matching contribution at the Company’s fiscal year end are based on the individual participant’s salary deferral elections during the Company’s fiscal year. Mr. Huybrechts has no supervisory responsibilities with respect to his wife.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the annual meeting or properly before the meeting other than those matters referred to in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their best judgment.

NOMINATIONS AND PROPOSALS BY SHAREHOLDERS FOR 2009 ANNUAL MEETING

The Company’s bylaws, and in certain cases U.S. securities laws and the rules and regulations thereunder, prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting. The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s bylaws, a copy of which may be obtained without charge, upon written request to Tracy G. Smith, Secretary, Optical Cable Corporation, 5290 Concourse Drive, Roanoke, Virginia 24019.

A shareholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or first class U.S. mail, postage prepaid, at the address shown above. To be timely, a shareholder’s notice must be received no later than October 23, 2008, for nominations to be made at the 2009 annual meeting. The notice must contain the information specified in the bylaws regarding the shareholder giving the notice and each person whom the shareholder wishes to nominate for election as a director of the Company, if elected.

Shareholders of the Company who desire to bring any other business that is intended to be presented at the Company’s 2009 annual meeting of shareholders must be received by the Company no later than October 23, 2008 in order that it may be included in the proxy statement and form of proxy relating to that meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder.

ANNUAL REPORT

A copy of the Company’s annual report for the fiscal year ended October 31, 2007, including the financial statements and notes thereto, is being mailed to the shareholders of record along with this proxy statement. The annual report is not incorporated by reference in this proxy statement and is not considered to be part of the proxy material.

FURTHER INFORMATION

The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company’s annual report on Form 10-K, including the financial statements and financial statement schedule attached as exhibits thereto, required to be filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act for the Company’s fiscal year ended October 31, 2007. Such written requests should be sent to the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Tracy G. Smith, Secretary. Additionally, the Company’s SEC filings are available to the public on the SEC Internet site (http://www.sec.gov).

Upon request, the Company will also furnish any other exhibit of the annual report on Form 10-K upon advance payment of reasonable out-of-pocket expenses of the Company related to the Company’s furnishing of such exhibit. Requests for copies of any exhibit should be directed to the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Tracy G. Smith, Secretary.

By Order of the Board of Directors

/s/ Tracy G. Smith
Tracy G. Smith
Secretary

Date: February 22, 2008

Exhibit A

OPTICAL CABLE CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

ADOPTED BY BOARD OF DIRECTORS

Introduction

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees and directors of the Company. All of our employees and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor, the Chief Executive Officer, the Chief Financial Officer or the Director of Human Resources how to handle the situation.

An employee who violates this Code shall be subject to immediate disciplinary action, up to and including termination of employment. In addition, the Company may initiate a lawsuit in court. Violations of this Code also may result in prosecution of the individual under any applicable criminal statutes. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

1.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. All employees must respect and obey the laws of the cities, states and countries in which we operate. Although not all employees are expected to know the details of these laws, they are expected to exercise good judgment and most importantly to seek advice from supervisors, managers or other appropriate personnel when in doubt.

If deemed necessary by management, based on inquiries received from employees, etc., the Company will hold information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

2.	Conflicts of Interest

A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or director, or members of his or her family, receive improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work for or have a material financial interest in a competitor, customer or supplier. You are not allowed to work for a competitor or to serve as a consultant or board member of a competitor. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, unless specifically approved by the Chief Executive Officer, and at least one other Executive Officer of the Company, or the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Company’s Human Resources Department. Any employee or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 13 and Section 14 of this Code.

3.	Insider Trading

“Insider trading” means using confidential material information about the Company, its customers or suppliers to achieve an unfair advantage in the buying or selling of shares or other securities. “Material information” is usually defined as “information which, if publicly disclosed, would reasonably be expected to influence the decision of a reasonable investor to buy, hold or dispose of securities of the Company.”

Employees who involve themselves in insider trading (either by personally engaging in trading or by disclosing confidential material information to others) are subject to disciplinary action up to and including immediate termination, and prosecution.

Employees and directors who have access to confidential information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company’s Chief Financial Officer or Chief Executive Officer.

4.	Corporate Opportunities

Employees and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property or information or as a result of employment with the Company or service as a director without the consent of the Chief Executive Officer and least one other Executive Officer of the Company, or the Board of Directors. No employee or director may use Company property, information, or position for improper personal gain, and no employee or director may compete with the Company directly or indirectly. Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff or perceived as imposing an obligation on the recipient and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

Directors, when acting on matters for the Company, should also follow the policies applicable to employees with respect to business gifts or entertainment.

6.	Discrimination and Harassment

The Company is committed to providing equal employment opportunities for all persons regardless of race, color, religion, sex, age, national origin, disability or veteran status.

Equal opportunity extends to all aspects of the employment relationship, including hiring, transfers, promotions, training, terminations, working conditions, compensation, benefits, and other terms and conditions of employment.

The Company complies with all federal and state equal employment opportunity laws and strives to keep the workplace free from all forms of discrimination and harassment, including sexual harassment. The Company has a zero-tolerance relative to discrimination and harassment and considers harassment in all forms to be a serious offense. Any reported violations of equal employment opportunity laws or this policy are investigated. Supervisors or employees found to have engaged in discriminatory conduct or harassment are subject to immediate disciplinary action up to and including termination.

The Company values and promotes diversity as a strategic advantage. Diversity refers to human differences, including those based on culture, ethnicity, gender and age.

7.	Health and Safety

The Company strives to provide each employee with a safe and healthy work environment. Each employee is responsible for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

8.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Company’s Controller or Chief Financial Officer.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterization of people and companies that can be misunderstood. This applies equally to email, internal memos, and formal reports.

9.	Confidentiality

Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized by the Chief Executive Officer or the Chief Financial Officer, or required by laws or regulations in which case the employee shall promptly notify the Chief Executive Officer and the Chief Financial Officer of such potential required disclosure. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee will be required to execute an agreement which includes requirements regarding confidentiality of Company information and other confidential information an employee may possess.

10.	Protection and Proper Use of Company Assets

All employees should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties. In connection with this obligation, every employee will be required to execute an agreement which includes requirements regarding confidentiality of Company information and other confidential information an employee may possess.

11.	Prohibition Against Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. governmental personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company’s Chief Executive Officer or Chief Financial Officer can provide guidance to you in this area.

12.	Waivers of the Code of Business Conduct and Ethics; Amendments

This Code of Business Conduct and Ethics has been approved by the Company’s Board of Directors. Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or regulation. It may be amended only by the Board of Directors.

13.	Reporting any Illegal or Unethical Behavior

Violations of the Code. Any employee who believes that a violation of this Code has occurred should report that concern to his or her immediate supervisor, the Chief Executive Officer or the Chief Financial Officer. The Audit Committee has also established a procedure for receiving confidential, anonymous submissions from employees of concerns regarding questionable accounting or auditing matters. This procedure may also be used if an employee wishes to report any suspected violation of the Code by a senior Company officer or director. See “Accounting and Auditing Matters” below.

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

Directors should report any suspected violations of this Code to a member of the Audit Committee if a Director or a senior Company officer is involved. Any other suspected violations should be reported by Directors to the Chief Executive Officer or Chief Financial Officer.

Accounting and Auditing Matters. The Audit Committee of the Board of Directors has established the following procedure for receiving confidential, anonymous submissions from employees of concerns regarding questionable accounting or auditing matters by a senior Company officer or director. Any employee wishing to submit any information of this nature should contact the Audit Committee directly by writing to the following address:

Audit Committee

Board of Directors

Optical Cable Corporation

P.O. Box 1401

Salem, Virginia 24153

Correspondence to the above address is received directly by a member of the Audit Committee. Any employee may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

14.	Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep mind:

•	Make sure you have the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it may be.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the questions, and will appreciate being brought into the decision making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Company resources. In the rare case in which it may not be appropriate to discuss an issue with your supervisor, or in which you do not feel comfortable approaching your supervisor with your questions, discuss it with the Chief Executive Officer, the Chief Financial Officer or the Director of Human Resources.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

Exhibit B

OPTICAL CABLE CORPORATION

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND

SENIOR FINANCIAL OFFICERS

ADOPTED BY BOARD OF DIRECTORS ON FEBRUARY 10, 2004,

AS AMENDED BY THE BOARD OF DIRECTORS ON JANUARY 28, 2006

Optical Cable Corporation (the “Company”) has a Code of Business Conduct and Ethics applicable to all employees of the Company and members of the Board of Directors of the Company (the “Board”). The Chief Executive Officer, Chief Financial Officer, Controller and the Director of Finance are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Chief Executive Officer, Chief Financial Officer, Controller and the Director of Finance are subject to the following additional specific policies:

1.	The Chief Executive Officer, the Chief Financial Officer, the Controller and the Director of Finance are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with or furnishes to the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of the Chief Executive Officer and the Chief Financial Officer to promptly bring to the attention of the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities. Likewise, it is the responsibility of the Controller and Director of Finance to promptly bring to the attention of the Chief Executive Officer or the Chief Financial Officer any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities.

2.	The Chief Executive Officer and the Chief Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls. Likewise, the Controller and the Director of Finance shall promptly bring to the attention of the Chief Executive Officer or the Chief Financial Officer any information he or she may have concerning such significant deficiencies or fraud described in (a) or (b).

3.	The Chief Executive Officer and the Chief Financial Officer shall promptly bring to the attention of such other officer and the Audit Committee any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

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4.	The Chief Executive Officer and the Chief Financial Officer shall promptly bring to the attention of of such other officer and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.	The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Chief Executive Officer and the Chief Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include a written notice to the individual involved that the Board has determined that there has been a violation, and may also include any of the following censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), termination of the individual’s employment and/or such other actions deemed appropriate by the Board or its designee. In determining what action is appropriate in a particular case, the Board or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

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Exhibit C

OPTICAL CABLE CORPORATION

Audit Committee Charter

February 10, 2004

The purpose of the Audit Committee (the “Committee”) is to represent and assist the Board of Directors in the general oversight of the Corporation’s accounting and financial reporting processes, audits of the financial statements, and internal control and audit functions. The Committee reports to the full Board of Directors on all matters within the Committee’s responsibilities. The Committee will not infringe on and does not undertake to supervise or control activities and functions properly belonging to the senior management of the Corporation in the normal operations of the Corporation.

The Committee shall be composed of no fewer than three directors determined by the Board of Directors to meet the independence and financial literacy requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”) and applicable federal law. Appointment of the Committee, including the designation of the Chairperson of the Committee, if any, and the designation of any Committee members as “audit committee financial experts”, shall be made on an annual basis by the Board of Directors. The Committee shall review and reassess the adequacy of its charter annually. The Committee shall cause to be provided to NASDAQ such appropriate written confirmation concerning these matters as NASDAQ may from time to time require.

The independent auditors shall be ultimately accountable to the Committee on all matters pertaining to their engagement, and the independent auditors shall report to the Committee as the Board of Directors’ representative. The Committee shall encourage open communication among the Committee, independent auditors and the Corporation’s management regarding matters within the Committee’s responsibilities. The Committee shall establish a calendar incorporating regular reporting items it requires from independent auditors and the senior management during the fiscal year.

To carry out the Committee’s responsibilities:

1.

The Committee, as the Board of Directors’ representative, has the authority and responsibility to evaluate, appoint, compensate, retain, replace and oversee the independent auditors. The Committee shall require the independent auditors to submit periodically a formal written statement delineating all relationships between the independent auditors and the Corporation, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefor. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors, and for taking appropriate action in response to the independent auditors’ report to satisfy itself of their independence. More specifically, the Committee will pre-approve services to be performed by the independent auditors prior to commencement of the specified service. Consistent with Securities and Exchange Commission requirements regarding auditor independence, the Committee must pre-approve the provision of services by the Company’s principal auditor under arrangements not in existence on May 6, 2003 prior to commencement of the specified service. The requests for pre-approval are submitted to the Committee by the Chairman of the Board of Directors, President and Chief Executive Officer, the Chief Financial Officer, or a designate of either with a statement as to whether in their view the request is consistent with the Securities and Exchange Commission’s rules on auditor independence.

2.	The Committee will meet with the independent auditors and the Corporation’s senior management to review the scope and methodology of the proposed audits for each fiscal year. The independent auditors shall provide regular reports to the Committee during the fiscal year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached. At least annually, the independent auditors and senior management will review with the Committee any audits of and recommendations relating to employee benefit plans.

3.	Senior management and the independent auditors shall review with the Committee the Corporation’s interim and annual financial statements, and, prior to filing with the Securities and Exchange Commission, drafts of the Corporations Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Quarterly, the independent auditors may provide to the Committee, at the Committee’s request, a review letter as contemplated by applicable auditing standards. During each fiscal year, the independent auditors shall review with the Committee their comments and recommendations, if any, which are intended to improve the Corporation’s internal controls over financial accounting and reporting. The Committee will also review in detail any reports of examination issued by federal and state regulatory agencies as well as the Corporations’ responses thereto.

4.	The independent auditors shall discuss with the Committee matters required to be communicated by applicable auditing standards which include, among other things:

•	the independent auditors’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s financial statements;

•	the critical accounting policies and practices used by the Company;

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any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors;

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements;

•	audit adjustments and any uncorrected financial statement misstatements; and

•	other material written communications between the independent auditors and management.

The independent auditors shall also provide to the Committee the written disclosures required by applicable independence standards and the independent auditors shall discuss with the Committee that firm’s independence from the Company and its management.

5.	The independent auditors and senior management shall identify to the Committee significant business, financial or legal issues that may significantly impact the Corporation’s financial statements and internal control systems. During each fiscal year, senior management shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Corporation and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Corporation.

6.	During each fiscal year, senior management shall review with the Committee the Corporation’s monitoring efforts and procedures to ensure compliance with laws and governmental regulations. Senior management shall provide such information to the Committee as is reasonably required to keep the Committee current on changes in accounting standards and securities regulations affecting the Corporation, as well as material developments in the industry generally and the promulgation of regulations materially affecting the industry.

7.	If the occasion arises, senior management will report as soon as possible to the Committee any material violation of laws or governmental regulations or fraud. The Committee has the authority to investigate any matter brought to its attention within the scope of its duties and to retain independent legal counsel, at its discretion and without permission from the Board of Directors or management.

8.	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

9.	The Committee shall hold at least four meetings each fiscal year. The Chairperson of the Committee, if any, has authority to call Committee meetings, to preside at such meetings and to make assignments to Committee members. The Committee will evaluate findings and recommendations of the independent auditors and make recommendations as warranted to the Board of Directors.

10.	At every meeting of the Committee where the independent auditors are present, the independent auditors shall for at least a portion of such meeting meet with the Committee without members of management present.

11.	Senior management shall report all proposed related party transactions to the Committee, and the Committee shall be responsible for the approval, review and oversight contemplated by NASDAQ with respect to any such reported transactions.

12.	The Corporation shall provide the Committee such support, including payment of ordinary administrative expenses and access to and use of the Corporation’s records, physical properties, management, staff, independent auditors, attorneys and consultants, as the Committee deems necessary to discharge its responsibilities.

13.	The Committee shall have the authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties. The Committee shall have sole authority to approve related fees and retention terms for such advisors.

OPTICAL CABLE CORPORATION

Proxy Solicited on Behalf of the Board of Directors of Optical Cable

Corporation for the Annual Meeting of Shareholders to be Held March 25, 2008

The undersigned appoints Neil D. Wilkin, Jr. and Tracy G. Smith, or either of them, with full power of substitution, to attend the annual meeting of shareholders of Optical Cable Corporation on March 25, 2008, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if personally present upon the following matters set forth in the Notice of Annual Meeting and proxy statement.

1.	Election of Directors

	☐ FOR the FIVE nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to Vote for the FIVE nominees listed below

Nominees: Neil D. Wilkin, Jr.; Randall H. Frazier; John M. Holland; Craig H. Weber and John B. Williamson, III.

(INSTRUCTION: To withhold authority for any individual nominee, write that nominee’s name in the space provided below)

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company.

☐ FOR this proposal ☐ AGAINST this proposal ☐ ABSTAIN

3.	In their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

PLEASE DATE, SIGN AND RETURN PROXY PROMPTLY.

Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

Shareholder’s Signature

Joint Holder’s Signature (if applicable)
Date:
_________________

When properly executed, this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees of the Board of Directors in the election of Directors, FOR proposal 2 above, and in accordance with the judgment of the person(s) voting the proxy upon such other matters properly coming before the meeting and any adjournments thereof. Please sign exactly as name(s) appear above.